UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 17, 2004

(Date of earliest event reported)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 8.01	Other Events

On November 17, 2004, ONEOK, Inc. (the Company) announced that it closed the purchase of Northern Plains Natural Gas Company, which owns 82.5 percent of the general partner interest and 500,000 limited partnership units, together representing a 2.73 percent ownership interest in Northern Border Partners, L.P. (Northern Border) from CCE Holdings, LLC, for $175 million.

As the majority interest owner of the general partnership of Northern Border, the Company will operate more than $2.5 billion in primarily natural gas assets. The assets include interstate pipelines, gathering pipelines and processing plants located from the Canadian border and the Rockies to the upper Midwest.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 Press release issued by ONEOK, Inc. dated November 17, 2004.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	November 17, 2004	By:	/s/ Jim Kneale
Jim Kneale
Senior Vice President, Treasurer
and Chief Financial Officer
(Principal Financial Officer)

3

Exhibit 99.1
[ONEOK Logo]	News

November 17, 2004	Analyst Contact: Weldon Watson
918-588-7158

ONEOK acquires majority interest of the general partnership in Northern Border Partners, L.P.

Tulsa, Oklahoma--ONEOK, Inc. (NYSE:OKE) announced today it has closed the purchase of Northern Plains Natural Gas Company, which owns 82.5 percent of the general partner interest and 500,000 limited partnership units, together representing a 2.73 percent ownership interest in Northern Border Partners, L.P. (NYSE:NBP) (Northern Border) from CCE Holdings, LLC ("CCE Holdings"), a joint venture between Southern Union Company (NYSE:SUG) and GE Commercial Finance's Energy Financial Services for $175 million.

As the majority interest owner of the general partnership of Northern Border, ONEOK will operate more than $2.5 billion in a mix of mostly natural gas assets including interstate pipelines, gathering pipelines and processing plants located in an area stretching primarily from the Canadian border and the Rockies to the upper Midwest.

David Kyle, chairman, president and chief executive officer of ONEOK, said, "We are very pleased with the acquisition and look forward to working with the management team to grow the asset base and provide quality service to customers. Ownership in the master limited partnership of Northern Border also provides us the opportunity to participate in the acquisition of natural gas assets using the master limited partnership structure."

The acquisition will be accretive to earnings and cash flow in 2005, and will be financed through available cash flow and short-term credit facilities. Also, the acquisition was subject to CCE Holdings closing its acquisition of CrossCountry Energy, LLC from Enron Corp.

Northern Border is a master limited partnership formed in 1993 to acquire, own and manage pipeline and other midstream energy assets, focusing on fee-based transportation services with minimal commodity risk. Northern Border holds a 70 percent general partner interest in Northern Border Pipeline Company, 100 percent interest in Midwestern Gas Transmission Company and Viking Gas Transmission Company, and a 33 percent interest in Guardian Pipeline, LLC. During 2003, Northern Border Pipeline transported approximately 22 percent of all Canadian gas imported into the United States.

-more-

ONEOK acquires majority interest of the general partnership

in Northern Border Partners, L.P.

November 17, 2004

Additionally, Northern Border owns and operates gathering and processing assets in the Powder River, Wind River and Williston basins. These assets include over 2,300 miles of regulated interstate pipelines with the capacity to move 4.3 billion cubic feet of natural gas per day throughout the Midwestern United States. Northern Border also owns Black Mesa Pipeline Company, a 273-mile coal slurry pipeline traversing Arizona to a power plant in Laughlin, Nevada.

---------------------------------------------------------------------------------------------------------------------

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission primarily in the mid-continent areas of the United States. The company's energy services operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###